UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — September 26, 2011 (September 21, 2011)

MDC PARTNERS INC.
(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, 19th Floor, New York, NY 10151
 (Address of principal executive offices and zip code)

(646) 429-1800
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 7.01  Regulation FD Disclosure.

On September 26, 2011, MDC Partners Inc. (the “Company”) issued a press release announcing that its Board of Directors has declared a cash dividend of $0.14 per share on all of the Company’s outstanding Class A shares and Class B shares. The dividend will be payable on or about November 14, 2011 to shareholders of record at the close of business on October 28, 2011.  A copy of this press release is attached as Exhibit 99.1 hereto.

The foregoing information (including the exhibit hereto) is being furnished under “Item 7.01 - Regulation FD Disclosure.” Such information (including the exhibit hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

The foregoing information and the exhibit hereto contain forward-looking statements within the meaning of the federal securities laws.  These statements are based on present expectations, and are subject to the limitations listed therein and in the Company's other SEC reports, including that actual events or results may differ materially from those in the forward-looking statements.

Item 1.01. Entry Into a Material Definitive Agreement.

On September 21, the Company, Maxxcom Inc. (a subsidiary of the Company) and each of their subsidiaries party thereto entered into an amendment (the “Amendment”) to its existing senior secured revolving credit facility, dated October 23, 2009 (as heretofore amended, the “Credit Agreement”), with Wells Fargo Capital Finance, LLC, as agent, and the lenders from time to time party thereto.

The Amendment provides that the Company’s Total Leverage Ratio (as defined), measured on a quarter-end basis, must be no greater than (i) 4.15x, for the twelve month period ending September 30, 2011, (ii) 3.90x, for the twelve month period ending December 31, 2011, and (ii) 3.75x, for the twelve month period ending on the last day of each calendar quarter thereafter.

The foregoing summary description of the Amendment to the Credit Agreement is qualified in its entirety by reference to the full text of the agreements.  The Amendment will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated September 26, 2011, relating to the announcement of the Company’s dividend.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: September 26, 2011	MDC Partners Inc.

	By:	/s/ David C. Ross
David C. Ross Associate General Counsel & Assistant Secretary